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Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

        This SEPARATION AND RELEASE AGREEMENT (the "Agreement"), executed as of this 15th day of June, 2006, is entered into by and between Petrie Parkman & Co. (the "Company") and James E. Parkman, Jr. ("Parkman").

W I T N E S S E T H

        WHEREAS, Parkman is employed by the Company;

        WHEREAS, Parkman is not party to an employment agreement with the Company;

        WHEREAS, the Company and Parkman wish to provide that Parkman's employment by the Company cease effective as of the close of business on June 15, 2006 (the "Separation Date"); and

        WHEREAS, Parkman and the Company desire to settle fully and finally any and all matters between them, including without limitation any issues that have arisen out of Parkman's employment with the Company and the termination thereof.

        NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the parties hereto hereby agree as follows:

        Section 1.    Termination of Service; Payment and Other Additional Terms.

            (a)    Termination of Service.    Effective as of the close of business on the Separation Date, (i) Parkman's employment by the Company and any and all of its subsidiaries and affiliates shall terminate, and (ii) Parkman shall cease to serve as an officer or director of any subsidiary of the Company; provided however, that the foregoing provisions shall not apply to any positions held by Parkman in any of the entities (other than the Company) comprising, or providing advice or services to, the Company's Energy Special Situations Fund I, L.P. (the "Fund") (together with Energy Special Situations Fund Management, LLC, ESS Participation Fund, L.P. and its general partners, Houston Energy Advisors, LLC, and any of the Fund's current or future portfolio companies, all of which are collectively referred to herein as the "ESSF"), and so long as Parkman elects to serve in such capacities, all employment, advisory and other arrangements between Parkman and any such entities (other than the Company) shall remain in full force and effect. Not later than June 30, 2006, Parkman shall remove all of his belongings from the offices of the Company.

            (b)    Certain Payments and Benefits.    In consideration for Parkman's agreement to be bound by the terms of this Agreement and subject to the terms of this Agreement, Parkman shall be entitled to receive from the Company the payments and benefits set forth in paragraphs (i) through (iv) of this Section 1(b):

                (i)  Not later than December 31, 2006, the Company shall pay to Parkman an amount in cash equal to the greater of (A) nine million five hundred thousand dollars ($9,500,000), but in any event not in excess of thirteen percent (13.0%) of the Company's revenues for the 2006 Payment Period (as hereinafter defined), with such revenues adjusted downward by any payments made or reasonable reserves set aside during the 2006 Payment Period in respect of the Siebert Matter (as hereinafter defined) or (B) two-thirds (2/3) of the cash compensation payable to Thomas A. Petrie ("TAP") by the Company for services during the 2006 Payment Period (as hereinafter defined);

               (ii)  For the period beginning on the Separation Date and continuing until the earlier of December 31, 2007 or the date comparable coverage is made available to Parkman by a successor employer, the Company shall provide coverage of Parkman under the Company's health, dental and life insurance plans at the levels and cost generally applicable to senior executive officers of the Company from time to time during such period; provided, however, that any such coverage shall be applied against any continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

              (iii)  The Company shall provide Parkman, from the period beginning on the Separation Date and ending on April 30, 2007, with (A) exclusive use of the Company's apartment in the Rice Loft Building in Houston, Texas and (B) a parking space on Floor C of the JPMorgan Chase Tower Garage in Houston, Texas; provided, however, that Parkman's right to use of the Rice Loft Building apartment shall be subject to a short form of letter agreement that provides for rent of zero dollars ($0); and

              (iv)  Parkman in his discretion may remain in his current position in regard to, and maintain his current level of involvement with, the ESSF in appropriate coordination with Jon Linker and subject to ESSF's organizational and other operating documents (without regard to any provision in such documents that would limit the scope of this paragraph (iv)).

For purposes of Section 1(b)(i), the 2006 Payment Period shall mean the period ending on the earlier of (x) December 31, 2006 or (y) the consummation of an initial public offering of the Company's common stock (an "IPO") or the consummation of any merger, sale of shares, tender offer, exchange offer or other business combination transaction involving the Company that results in the holders of the outstanding shares of Company common stock immediately prior to the consummation thereof constituting less than fifty percent (50%) of the total number of shares of Company common stock (or capital stock of the surviving or resulting entity therefrom or the parent thereof, as applicable) immediately following consummation thereof (a "Change in Control"). Notwithstanding the foregoing provisions of this Section 1(b), the Company shall be under no obligation to provide the payments and benefits described in the foregoing provisions of this Section 1(b) or otherwise honor its obligations under this Agreement if Parkman shall have revoked the Company Release (as hereinafter defined) pursuant to Section 2(a)(iv). Parkman acknowledges that he previously has been paid all compensation that may be due to him for services rendered on or prior to the Separation Date.

            (c)    Key Man Insurance.    Parkman and the Company acknowledge that the Company currently pays premiums on key-man life insurance policies insuring the life of each of Parkman (the "JEP Policy") and TAP (the "TAP Policy") and that, pursuant to such policies, Parkman is the owner and beneficiary of the TAP Policy and TAP is the owner and beneficiary of the JEP Policy. Parkman and the Company agree that Parkman may change the beneficiary under the JEP Policy in his discretion, that TAP may change the beneficiary under the TAP Policy in his discretion, and that the Company shall continue to pay any premiums due under the JEP Policy on or before December 31, 2006, in accordance with the historical practice of the Company but that, after that date, the Company shall have no further obligations under the JEP Policy. JEP and TAP will further take such actions as are reasonably necessary to transfer and vest (i) in TAP ownership of the TAP Policy and (ii) in JEP ownership of the JEP Policy. The Company covenants with JEP that it has received all agreements and assurances on the part of TAP to assure that the foregoing arrangements will be effected by TAP and the Company.

            (d)    Dividend Policy.    If the Company has not consummated an IPO or there has not occurred a Change in Control on or before December 10, 2007, the Board of Directors of the Company (the "Board") shall undertake to implement a reasonable and prudent dividend policy, any such policy to remain in effect, subject to periodic review by the Board, until the consummation of an IPO or Change in Control.

        Section 2.    Mutual Release.

            (a)    Release by Parkman.

                (i)  Except as provided below in Section 2(a)(ii), Parkman knowingly and voluntarily RELEASES, INDEMNIFIES, AND FOREVER DISCHARGES the Company and the Company's past and present subsidiaries and affiliates, together with all of their respective past and present directors, managers, officers, partners, employees and attorneys, and each of their predecessors, successors and assigns, and any of the foregoing in their capacity as a shareholder or agent of the Company or its subsidiaries or affiliates (collectively, "Releasees") from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, attorneys' fees, damages and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, which Parkman or his executors, administrators, successors in interest or assigns now own or hold, or have at any time heretofore owned or held, or may at any time own or hold by reason of any matter or thing arising from any cause whatsoever prior to the date of execution of this Agreement, and without limiting the generality of the foregoing, from all claims, demands, and causes of action based upon, relating to, or arising out of Parkman's employment relationship or other relationship with the Company (including without limitation, as a stockholder of the Company) and/or any of the Releasees and the termination of that relationship, and whether or not previously asserted before any state or federal court or before any state or federal agency or governmental entity (the "Company Release"), even if such act or omission is found to have been an INTENTIONAL ACT OR OMISSION, OR A NEGLIGENT ACT OR OMISSION, WHETHER SIMPLE, GROSS, SOLE, OR CONCURRENT, by Releasees. Parkman represents and covenants that Parkman has not filed, initiated or caused to be filed or initiated, any claim, charge, suit, complaint, grievance, action or cause of action against the Company or any of the Releasees, and agrees not to sue or to join any other person in bringing suit against any of the Releasees, arising out of or relating in any way to Parkman's employment or other relationship with the Company or any of the Releasees, or the termination thereof. This release specifically extends, without limitation, to claims arising under any statute or regulation, including the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and the Family Medical Leave Act of 1993, each as amended, or any other federal, state or local statute, regulation, ordinance or common law in any country, territory, or jurisdiction, or under any policy, agreement, understanding or promise, whether written or oral, formal or informal, between any of the Releasees and Parkman.

               (ii)  Nothing herein shall be deemed to release any of Parkman's rights under this Agreement.

              (iii)  Parkman represents that the Company has advised him to consult with an attorney of his choosing prior to signing this Agreement. Parkman further represents that he understands and agrees that he has the right to have this Agreement and, specifically, the Company Release, reviewed by an attorney of Parkman's choice and that he has in fact reviewed this Agreement and, specifically, the Company Release, with an attorney of his choice. Parkman further represents that he understands and agrees that the Company is under no obligation to offer him this Agreement, and that Parkman is under no obligation to consent to the Company Release, that he has entered into this Agreement freely and voluntarily, and that this Agreement and the Company Release are fair, adequate and reasonable. Parkman is not relying upon any representations or statements made by any of the Releasees regarding this Agreement or its preparation, except to the extent such representations are expressly incorporated herein. Parkman is not relying upon a legal duty, if one exists, on the part of any of the Releasees to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that Parkman and the Releasees shall never assert any failure to disclose information on the part of any other person as a ground for challenging this Agreement; provided, however, that, so long as Parkman remains a holder of the Company's common stock, the Company shall remain under all disclosure obligations to stockholders required under applicable law.

              (iv)  Parkman shall have 21 days to consider this Agreement and once he has signed this Agreement, Parkman shall have seven additional days from the date of execution to revoke his consent to the Company Release set forth above. Any such revocation shall be made by delivering written notification to the Board, in care of the Chairman of the Board, no later than 5:00 p.m. on the seventh (7th) day after Parkman signs this Agreement. In the event that Parkman revokes his Company Release, all the terms of the other sections and subsections of this Agreement shall be null and void and shall not become effective. If no such revocation occurs, the Company Release and this Agreement shall become effective as of the eighth day after the date Parkman signs this Agreement.

               (v)  Parkman agrees that neither this Agreement nor the furnishing of consideration for the Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability, wrongdoing, or unlawful conduct of any kind.

            (b)    Release by the Company.    Except as provided below in the final sentence of this subsection (b), as a material inducement to enter into this Agreement, the Company, on its behalf and that of its subsidiaries and affiliates and their officers and directors, agents, employees, successors and assigns (solely in their capacity as officers or directors of the Company or its subsidiaries or affiliates) hereby knowingly and voluntarily releases and forever discharges Parkman and his agents, employees, successors, heirs, beneficiaries or assigns (collectively, the "Parkman Released Parties") from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, that it (or its successors in interest or assigns) now own or hold, or have at any time heretofore owned or held, or may at any time own or hold by reason of any matter or thing arising from any cause whatsoever prior to the date of execution of this Agreement, and without limiting the generality of the foregoing, from all claims, demands, and causes of action based upon, relating to, or arising out of Parkman's employment relationship or other relationship with the Company (including without limitation, as an officer, director or stockholder of the Company), its subsidiaries or affiliates and/or any of the Releasees and the termination of those relationships, and whether or not previously asserted before any state or federal court or before any state or federal agency or governmental entity (the "Parkman Release"), even if such act or omission is found to have been an INTENTIONAL ACT OR OMISSION, OR A NEGLIGENT ACT OR OMISSION, WHETHER SIMPLE, GROSS, SOLE, OR CONCURRENT, by any Parkman Released Party. The Company represents and covenants that it has not filed, initiated or caused to be filed or initiated, any claim, charge, suit, complaint, grievance, action or cause of action against Parkman or any of the Parkman Released Parties, and agrees not to sue or to join any other person in bringing suit against any of the Parkman Released Parties, arising out of or relating in any way to Parkman's employment or other relationship with the Company or any of the Releasees, or the termination thereof. The Company agrees that neither this Agreement nor the furnishing of consideration for the Parkman Release shall be deemed or construed at any time for any purpose as an admission by Parkman of any liability, wrongdoing or unlawful conduct of any kind. Nothing herein shall be deemed to release any of the Company's rights under this Agreement, including without limitation the Company's rights under Section 5 with regard to actions taking place after the Separation Date.

        Section 3.    Mutual Non-Disparagement.    The Company agrees that it will not make or publish any statement which is, or may reasonably be considered to be, disparaging of Parkman, and Parkman agrees that he will not make or publish any statement which is, or may reasonably be considered to be, disparaging of the Company or its subsidiaries or affiliates, or directors, officers or employees of the businesses of the Company or its subsidiaries or affiliates; provided, however, that Parkman and the Company and its agents may respond truthfully and factually to any inquiries as to why Parkman's employment with the Company terminated.

        Section 4.    Publicity; Regulatory Filing.    The Company shall have the right to issue a press release in a form reasonably satisfactory to Parkman in regard to Parkman's separation from employment with the Company. The Company will give Parkman reasonable opportunity to comment on its proposed filing with the NASD of a report on form U5 regarding Parkman's termination of employment.

        Section 5.    Confidentiality; Intellectual Property and Other Property.    Parkman and the Company agree that due to the nature of Parkman's association with the Company, Parkman has acquired valuable trade secrets and other confidential and proprietary information relating to the businesses of the Company or its subsidiaries or affiliates. Parkman acknowledges that such information is of extreme importance to the businesses of the Company and its subsidiaries and affiliates and will continue to be so after the date of this Agreement, and that disclosure of such trade secrets and other confidential and proprietary information to others or the unauthorized use of such information by Parkman or others would cause irreparable harm to the Company. Accordingly, the Company and Parkman agree as follows:

          (a)   Parkman acknowledges that the Proprietary and Confidential Information (as hereinafter defined) constitutes the property of the Company or its subsidiaries or affiliates. Parkman acknowledges that the direct and indirect disclosure of any such Proprietary and Confidential Information would cause irreparable harm to the Company. Therefore, except to the extent otherwise expressly provided in Section 5(b) or 5(c), Parkman will not at any time disclose, disseminate, or use for his own benefit or purposes or the benefit or purposes of any other person, entity or enterprise, other than the Company or its subsidiaries or affiliates, any Proprietary and Confidential Information; provided, however, that the foregoing shall not apply to information which has become public other than as a result of Parkman's breach of this covenant. Except to the extent otherwise expressly provided in Section 5(b) or 5(c), Parkman represents that he has returned to the Company all memoranda, books, papers, plans, information, letters and other data (in whatever tangible form, whether paper, electronic or otherwise), and all copies thereof or therefrom, in any way relating to the business of the Company or its subsidiaries or affiliates in his possession or control. Parkman further represents that he does not have actual knowledge (with no requirement of further inquiry) of any such material not in his possession or control that is not also in the possession and control of the Company (exclusive of any such material in the possession of any officer or shareholder of the Company) where he also has actual knowledge (with no requirement of further inquiry) that (i) there is an intent to deprive the Company of the possession and control of such information and (ii) the Company is not in possession and control of such information, and Parkman agrees that he will promptly notify the Company if he acquires such actual knowledge during the Restricted Period. Except to the extent otherwise expressly provided in Section 5(b) or 5(c), all such material is and shall remain the property of the Company, or in the case of information that the Company or its subsidiaries or affiliates receives from a third party which they are obligated to treat as confidential, the property of such third party. The foregoing obligation of confidentiality shall not apply to disclosures required by applicable law, provided, however, in the event that Parkman receives a request or is required to disclose any Proprietary and Confidential Information required by applicable law, Parkman agrees to (i) promptly notify the Company of the existence, terms and circumstances surrounding such a request or requirement, and (ii) if disclosure of such information is required, disclose any such information which Parkman is advised by legal counsel is legally required to be disclosed and exercise his reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such information.

            (b)    Certain Intellectual Property Matters.

                (i)  All Company Intellectual Property (as hereinafter defined) shall be owned solely by and belong exclusively (subject to the license rights granted herein) to the Company, and Parkman shall (A) leave in the Company's possession, either in paper form or stored electronically on the portable hard drive referred to below, all documents that form part of the Company's Intellectual Property, (B) promptly execute and deliver to the Company, without additional compensation, such instruments as the Company may reasonably require from time to time to evidence its ownership of any such Company Intellectual Property (the "Intellectual Property Documents"), and (C) not challenge or otherwise call into doubt the Company's ownership of such Company Intellectual Property. If the Company is unable because of Parkman's mental or physical incapacity or for any other reason to secure Parkman's signature for any Intellectual Property Document, then Parkman hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and on his behalf and in his stead to execute and file any Intellectual Property Document and to do all other lawfully permitted acts to evidence or perfect the Company's ownership and rights of and to any Company Intellectual Property with the same legal force and effect as if executed by Parkman; provided, however, that the Company shall have first furnished Parkman's guardian, conservator, executor, administrator or other personal representative or successor with written notice of its proposed execution and filing of such Intellectual Property Documents, including copies of same. Parkman acknowledges and agrees that he has no right to use or possess Company Intellectual Property except as provided in this Agreement. Parkman further acknowledges and agrees that the Company Intellectual Property includes the name "Petrie Parkman & Co." and all reasonable variations thereof (the "Company Names"), and Parkman agrees not to challenge the Company's rights to or use of (and Parkman agrees not to use) the Company Names. Notwithstanding the foregoing, Parkman retains, and the Company agrees not to challenge, Parkman's right to use his own name (together with any variations thereof and, if Parkman so elects, in combination with any other names not including "Petrie") in any new business operated by Parkman.

               (ii)  On or prior to the date hereof, Parkman shall deliver to the Company all copies of any Company Intellectual Property in physical or electronic form in Parkman's possession or controlled by Parkman (whether or not taken or obtained prior to the date hereof) in as good and functional a condition as it has generally been in his possession. From and after January 1, 2007, during all such times as Parkman is not in material breach of his obligations under this Agreement, the Company hereby grants Parkman a perpetual, non-transferable, non-sublicensable (except as described in the following sentence), fully paid-up, royalty-free, worldwide license to use the Company Intellectual Property set forth on Exhibit A hereto, including Proprietary and Confidential Information to the extent described on Exhibit A (the "Licensed Intellectual Property") in the conduct of Parkman's business or the business of any entity controlled by Parkman and in which Parkman owns more than 50% of the voting securities. The foregoing license in respect of the Licensed Intellectual Property is granted in favor of Parkman and may be sublicensed by him only to a business controlled by Parkman and in which Parkman owns more than 50% of the voting securities; provided, that, so long as Parkman retains such control and ownership for a period of at least five (5) years, any such sub-license shall remain effective in perpetuity (regardless of Parkman's then-current ownership or control of such business) (any such sub-licensee referred to herein as a "Permitted Sub-licensee"). The Company will execute any license agreements or other documents, and take all such other action, as Parkman may reasonably request to confirm such rights of use of the Licensed Intellectual Property. Parkman acknowledges and agrees that the Licensed Intellectual Property only includes Company Intellectual Property created prior to (and in existence on) the date of this Agreement. The Company acknowledges and agrees that any modifications, improvements, derivations or extensions of any Licensed Intellectual Property created by Parkman or any sublicensee shall be the property of Parkman or such sublicensee, as applicable, and the Company shall have no interest therein (other than its interest in the underlying Licensed Intellectual Property, which interest does not include or cover any such modifications, improvements, derivations or extensions). The Company shall provide Parkman with a single physical copy of all Licensed Intellectual Property (to the extent not already in Parkman's possession) and, for Licensed Intellectual Property that exists solely in electronic form, the Company shall extract a copy of such Licensed Intellectual Property from the Company's computer systems (to the extent not already in Parkman's possession) in such manner as Parkman and the Company may reasonably agree for the purpose of preventing corruption, damage or diminution of the Company's computer systems or files, and deliver such copy to Parkman; provided, that Parkman may retain the desktop and laptop computers he uses for business purposes, as long as he delivers to the Company a portable disk drive that holds an electronic copy of all information relating to the business of the Company or its affiliates stored on such computers (including without limitation Company Intellectual Property). Parkman confirms to the Company that he has taken reasonable precautions in downloading information from his office desktop, home desktop and laptop computers in order to assure that the portable disk drive he has delivered to the Company concurrently herewith holds an electronic copy of all information relating to the business of the Company or its affiliates stored on such computers. The Company confirms to Parkman that it will review such portable disk drive to determine whether the electronic information held on such disk drive appears to be in a form accessible to the Company. Parkman further agrees that, during the Restricted Period, upon reasonable notice from the Company that any electronic information held on such disk drive has been corrupted or is otherwise not accessible or usable, he will take reasonable steps to duplicate such information in a usable form. Parkman further agrees that he will in no event retain original copies of any Company engagement letters, invoices or related billing materials.

            (c)    Non-Competition/Non-Interference.

              (i)    Non-Competition In General.    In partial consideration of the amount payable pursuant to Section 1(b), during the Restricted Period (as hereinafter defined), Parkman agrees that Parkman shall not, anywhere in the Business Area (as hereinafter defined), own any interest in, control, be employed by or hold himself out as being associated with, or render advisory, consulting or other services comprising the Business (as hereinafter defined) to, any person or entity, or subsidiary, subdivision, division or joint venture of such entity, or enter into any employment arrangement with or render any Business services to or for, any Competitor (as hereinafter defined), or otherwise be a Competitor. However, notwithstanding the foregoing sentence, Parkman shall be permitted to (i) continue to serve in his present position with the ESSF pursuant to Section 1(b)(iv) (provided that he shall not undertake any activity in violation of the governing documents of that fund), (ii) assist the Company with respect to the Company's current engagement by affiliates of Halliburton Company, even if the engagement continues after the Separation Date, (iii) create, market and manage a brokerage or money management business, and apply for and maintain any regulatory filings or registrations in connection therewith, and (iv) invest as a principal in energy-related assets or transactions, alone or in conjunction with other investors, and perform due diligence relating to such investments.

              (ii)    Nonsolicitation.    During the Restricted Period, Parkman shall not:

                (A)  directly or indirectly solicit, divert, take away or attempt to solicit, divert or take away any current or former customer or client of Company or any of its subsidiaries or affiliates;

                (B)  directly or indirectly solicit, induce, encourage or attempt to solicit, induce or encourage any current or former customer or client of Company or any of its subsidiaries or affiliates to cease doing business in whole or in part with Company or any of its subsidiaries or affiliates, or to do business with any other person or entity (besides the Company and its subsidiaries or affiliates); or

                (C)  directly or indirectly otherwise interfere with the Company's relationships with any customer, client, or other person or entity.

              (iii)    Severability of Covenants.    Parkman acknowledges and agrees that each of the provisions of this subsection (c) ("Restrictive Covenants") are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, are invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions.

              (iv)    Blue-Penciling.    It is expressly understood and agreed that although Parkman and the Company consider the restrictions contained in this subsection (c) to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Parkman, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

              (v)    Inapplicability after Restricted Period.    The parties hereby expressly confirm and agree that the Restrictive Covenants terminate, and shall have no further force and effect, from and after January 1, 2007; and from and after such date, subject only to Parkman's compliance with the other terms of this Agreement, including without limitation the provisions of Section 5(a) regarding Proprietary and Confidential Information and Section 5(b) regarding Company Intellectual Property, Parkman shall be subject to no restrictions in competing with the Company or soliciting the Company's clients, customers or employees. Without in any way limiting the generality of the foregoing, the parties expressly confirm and agree that after the end of the Restricted Period, Parkman may work in any investment banking or advisory capacity, or in any other capacity, and may solicit business from and work for past and current Company clients; provided that nothing in this clause (v) limits the Company's right to pursue after the Restricted Period its rights in respect of any violation of this Section 5(c) that occurred on or prior to December 31, 2006.

              (vi)    Available Relief.    Parkman acknowledges that as a former high-level executive of the Company, who provided services of a special and unique character that were of a peculiar value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law: (A) the provisions of this Section 5 are reasonable and necessary to protect the legitimate interests of the Company and/or any of its related entities, and (B) any violation of this Section 5 will cause irreparable harm to the Company and/or any of its related entities, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to the Company and/or any of its related entities for such a violation. Accordingly, Parkman agrees that if he violates the provisions of this Section 5, in addition to any other remedy which may be available at law or in equity, the Company and/or any of its related entities shall be entitled to specific performance and injunctive relief without the necessity of proving actual damages. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including, without limitation, the recovery of damages from Parkman or, in the event the Company pursues any remedy for the recovery of damages, as prohibiting Parkman from contesting any and all amounts of damages alleged by the Company (i.e., Parkman is not by virtue of this agreement or any recitation of irreparable harm contained herein stipulating the existence of damages or the amount thereof, or any other cognovit-type remedy).

            (d)    Certain Definitions.    As used in this Section 5, the following terms shall have the following meanings:

                (i)  "Business" means the investment banking advisory business (A) involving energy-related clients and/or (B) conducted in connection with energy-related transactions.

               (ii)  "Business Area" means North America.

              (iii)  "Company Intellectual Property" means, subject to clause (vii) below, any and all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated with any of the following, in each case created, developed, co-developed, obtained or conceived of by the Company (including without limitation any such rights created, developed, co-developed, obtained or conceived by Parkman while employed by the Company): (A) all patents and applications therefor, including docketed patent disclosures awaiting filing, reissues, divisions, renewals, extensions, provisional, continuations and continuations-in-part thereof; (B) all inventions (whether patentable or not), inventions disclosures and improvements, trade secrets, confidential business information (including ideas, research and development, know-how, compositions, designs, specifications, pricing and cost information and business and market plans and proposals), proprietary information, manufacturing, engineering and technical drawings and specifications, processes, designs, analytic and other models, client lists, and technology; (C) all works of authorship, "moral rights," copyrights (including derivative works thereof), mask works, copyright and mask work registrations and applications therefor; (D) all trade names, trade dress, logos, product names, collective marks, collective membership marks, trademarks, internet domain names, certification marks and service marks, trademark and service mark registrations and applications together with the goodwill of the business symbolized by the names and the marks; (E) all data and related documents, software (in source code or object code form), databases, passwords, encryption technology, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (F) any similar, corresponding or equivalent rights to any of the foregoing; (G) all documentation related to any of the foregoing; and (H) all goodwill associated with any of the foregoing (in any case, including without limitation client lists, data bases, marketing plans and business plans, presentations and analytic and other models).

              (iv)  "Competitor" means any entity or person that directly or indirectly competes with Company in the Business (or any portion thereof) at any time during the Restricted Period and/or whose business is or includes the Business (or any portion thereof).

               (v)  "Proprietary and Confidential Information" means, subject to clause (vii) below, all non-public information, knowledge and data (including any trade secrets or similar proprietary information) obtained by Parkman during the course of his employment with the Company or its subsidiaries or affiliates, including, but not limited to, lists of the Company's customers, lists of the representatives of customers with whom the Company has dealt, pricing information in written or electronic form, information concerning the creation, acquisition or disposition of products and services, transaction and other databases, the Company's proprietary computer software, source codes and algorithms, licensing information, personnel information, or other confidential information of the Company relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing or other proprietary processes, financing methods, plans or the business and affairs the Company or its subsidiaries or affiliates. The parties further agree, for avoidance of doubt in determining what the term "Proprietary and Confidential Information" includes, that such term shall include only information and matters that are proprietary, in the sense that they derive independent economic value from not being generally known or not being readily ascertainable by proper means by other persons.

              (vi)  "Restricted Period" means the period commencing as of the Separation Date and ending on December 31, 2006.

             (vii)  The Company and Parkman each acknowledge and agree that, during the lengthy time that Parkman has been employed by the Company, he has derived a level of skill, general and specialized knowledge, business reputation and prestige, all of which he may continue to use in any way from and after the end of the Restricted Period, and none of which constitutes "Company Intellectual Property" or "Proprietary and Confidential Information." Furthermore, tangible materials such as client lists, and facts which have no particular importance or relevance to Parkman except with reference to the Company (e.g., financial information regarding the Company), will be presumed to constitute "Company Intellectual Property" or "Proprietary and Confidential Information" or both; and other information within Parkman's knowledge and experience resulting from his business and other activities to date, and not maintained in written or electronic form, shall be presumed not to constitute "Company Intellectual Property" or "Proprietary and Confidential Information."

            (e)    Covenants Regarding Remedies.    The Company and Parkman each acknowledge and agree that in many instances it may be difficult or impossible to determine with precision whether a particular matter constitutes "Company Intellectual Property" or "Proprietary and Confidential Information," and if it does constitute Company Intellectual Property, whether it also constitutes a part of the "Licensed Intellectual Property." In order to provide for Parkman's orderly and amicable separation from the Company, and in consideration of the Company Release and all other covenants and agreements set forth herein, the Company hereby covenants and agrees, on behalf of itself and its successors and assigns, that it will not sue, initiate arbitration proceedings or otherwise take any legal action against Parkman or any Permitted Sub-licensee to enforce any rights it may have in respect of any Company Intellectual Property or Proprietary and Confidential Information, other than such items of Proprietary and Confidential Information and Company Intellectual Property set forth on Exhibit B hereto. The parties confirm that this covenant not to sue does not extend to, and shall not prohibit the Company from taking legal action to enforce, Parkman's obligations to deliver items of tangible personal property as provided in this Agreement; provided however, unless such items of personal property comprise a type of Proprietary and Confidential Information or Company Intellectual Property described on Exhibit B hereto, the Company's sole remedy in respect of such matters will be to compel delivery of such items of tangible personal property. Notwithstanding anything to the contrary contained in this Agreement, in the event that any item is listed on (or subsumed within an item listed on) both Exhibit A and Exhibit B, the listing on Exhibit B shall control and the operative provisions hereof relating to Exhibit B shall control and shall supersede the listing of such item on Exhibit A for purposes of determining remedies available to the Company.

        Section 6.    Knowledge of Claims.    Each party represents and warrants to the other that, to the knowledge of such party, there is no reasonable basis for any third party to assert any claim against the Releasees acting in their Company capacity or the Parkman Released Parties (the "Released Persons") under any federal, state or local law, including a breach of any applicable duty under common law. Each party further represents and warrants to the other that, to the knowledge of such party, there are no claims, actions, suits, investigations or proceedings threatened against the Released Persons under any federal, state or local law, including a breach of any applicable duty under common law. Parkman further represents and warrants that, to his knowledge, there is no reasonable basis for the Company or its subsidiaries or affiliates to assert any claim against Parkman for violation of any federal, state, or local law, or breach of any applicable duty under common law. Notwithstanding the foregoing provisions of this Section 6, Parkman and the Company acknowledge that there is pending against the Company certain claims by Siebert Brandford Shank & Co., L.L.C. (the "Siebert Matter").

        Section 7.    Cooperation.    Parkman agrees that he will fully and truthfully provide evidence and testimony, if requested by the Company, in any litigation in which the Company or its subsidiaries or affiliates may become involved. Such cooperation shall include Parkman making himself available, upon the request of the Company, for depositions, court appearances and interviews by Company's counsel. The Company shall reimburse Parkman for his time at a reasonable hourly rate and for all reasonable and documented out-of-pocket expenses incurred by him in connection with such cooperation. To the maximum extent permitted by law, Parkman agrees that he will notify the Board, in care of the Chairman of the Board, if he is contacted by any government agency or any other person contemplating or maintaining any claim or legal action against the Company or its subsidiaries or affiliates or by any agent or attorney of such person.

        Section 8.    Notice.    For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid as follows:

    If to the Company:

    Petrie Parkman & Co.
    475 17th Street
    Suite 1100
    Denver, CO 80202
    Attention: Chairman of the Board of Directors

    If to Parkman:

    James E. Parkman, Jr.
    c/o Roy Bertolatus
    Andrews Kurth LLP
    600 Travis Street, Suite 4200
    Houston, Texas 77002

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        Section 9.    Enforcement.    Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration by a sole arbitrator (the "Arbitrator"). A party that requests arbitration shall designate a proposed Arbitrator. Each of the Company and Parkman and each proposed Arbitrator shall disclose to the other parties any business, familial or other relationship or affiliation that may exist between a disputing party and such proposed Arbitrator; and any disputing party may disapprove of such proposed Arbitrator on the basis of such relationship or affiliation. If the Company or Parkman objects to such proposed Arbitrator, it or he may, on or before the tenth (10th) day following delivery of the request for arbitration naming the proposed Arbitrator, notify the other in writing of such objection and the Company and Parkman shall attempt to agree upon a mutually acceptable Arbitrator. If they are unable to do so within twenty (20) days following delivery of the notice described in the immediately preceding sentence, either the Company or Parkman may petition the American Arbitration Association to designate the Arbitrator and direct that the American Arbitration Association designate an Arbitrator from a panel of employment law arbitration specialists within thirty (30) days. If the Arbitrator so chosen shall die, resign or otherwise fail or becomes unable to serve as Arbitrator, a replacement Arbitrator shall be chosen in accordance with the foregoing provisions of this Section 9. The Arbitrator shall permit discovery to the extent it believes, in its discretion, that discovery is necessary. At the hearing, the Company and Parkman shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence and testimony shall not be required but the Arbitrator shall consider any evidence and testimony that it determines to be relevant and in accordance with procedures that it determines to be appropriate. The Arbitrator shall expeditiously (and, if possible, within sixty (60) days after the Arbitrator's selection) hear and decide all matters relating to the dispute. Any arbitration hearing shall be held in New York, New York. The arbitration shall be conducted in accordance with the then-current Employment Arbitration Rules of the American Arbitration Association (excluding rules governing the payment of arbitration, administrative or other fees or expenses to the Arbitrator or such Association), to the extent that such Rules do not conflict with the terms of this Agreement. The decision of the Arbitrator shall be rendered in writing, shall be binding upon the parties and may be enforced in any court of competent jurisdiction. The responsibility for paying the costs and expenses of the arbitration, including compensation to the Arbitrator and any experts retained by the Arbitrator, shall be allocated between the Company and Parkman in a manner determined by the Arbitrator to be fair and reasonable under the circumstances. Each of the parties to the arbitration shall be responsible for its own fees and expenses in connection with the arbitration. Notwithstanding the foregoing, either party shall have the right, without prejudice to any other rights or remedies it might have under the law, which are reserved, to obtain injunctive relief in a court of competent jurisdiction to restrain any breach or threatened breach of this Agreement or otherwise to specifically enforce any provision of this Agreement, including without limitation Sections 3 and 5; provided, however, that such right to injunctive relief does not preclude either party from seeking monetary damages for a breach of this Agreement by the other party; provided, further, that in the event of a breach by Parkman of any representation, warranty, covenant or agreement contained in this Agreement, the Company shall be entitled to suspend any payments and benefits set forth in Section 1(b) not yet paid or provided to Parkman and instead timely make all payments otherwise to be made to or for the benefit of Parkman into an appropriate escrow account as directed by the arbitrator or court presiding over the Company's claim of breach.

        Section 10.    Miscellaneous.

            (a)    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts of law principles.

            (b)    Headings.    The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            (c)    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            (d)    Modification; Waiver or Discharge.    This Agreement is entered into between the Company and Parkman for the benefit of each of the Company (including its subsidiaries and affiliates) and Parkman. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Parkman and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

            (e)    Entire Agreement.    This Agreement constitutes the entire agreement, and supersedes any and all prior agreements, and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof except as otherwise provided herein and except as set forth in the Shareholders Agreement by and between Parkman and the Company dated as of the date hereof.

            (f)    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

            (g)    Successors.    This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto, and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns. The provisions of Section 2(a) and Section 2(b) are intended to be for the benefit of, and shall be enforceable by, each Releasee and Parkman Released Party and his, her or its, heirs and representatives.

            (h)    Withholding.    All payments made by the Company to Parkman pursuant to Section 1(b) shall be reduced by all federal, state, city or other taxes that are required to be withheld pursuant to any law or governmental regulation.

            (i)    No Assignments.    Parkman represents and warrants that he has not assigned, pledged, encumbered, or otherwise in any manner whatsoever sold or transferred, either by instrument in writing or otherwise, any right, claim, cause of action, title, interest, lien, or security interest released herein or relating in any way to the claims that were or could have been asserted by Parkman against the Releasees.

            (j)    Reinstatement.    Parkman waives any right to reinstatement of employment or future employment with the Company or any of its subsidiaries or affiliates and agrees not to knowingly apply for future employment with the Company or any of its subsidiaries or affiliates.

(SIGNATURE PAGE FOLLOWS)

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PETRIE PARKMAN & CO.
	By:	/s/ THOMAS A. PETRIE
		Name:	Thomas A. Petrie
		Title:	Chairman and CEO
STATE OF COLORADO	§
§
COUNTY OF DENVER	§

        BEFORE ME, the undersigned authority, on this day personally appeared Thomas A. Petrie, the Chairman and CEO of Petrie Parkman & Co., Inc., who being by me first duly sworn, stated on his oath that he has read the above and foregoing Separation and Release Agreement, that he is fully competent and authorized to execute the same on behalf of Petrie Parkman & Co., Inc., that he understands the same, and that he executed the Separation and Release Agreement for the purposes and consideration therein expressed.

        SUBSCRIBED AND SWORN to before me on this 1st day of June, 2006.

/s/ JANEEN M. HOGAN Notary Public
/s/ JAMES E. PARKMAN, JR. JAMES E. PARKMAN, JR.
STATE OF	Wyoming	§
§
COUNTY OF	Fremont	§

        BEFORE ME, the undersigned authority, on this day personally appeared James E. Parkman, Jr., who being by me first duly sworn, stated on his oath that he has read the above and foregoing Separation and Release Agreement, that he is fully competent to execute the same, that he understands the same, and that he executed the Separation and Release Agreement for the purposes and consideration therein expressed.

        SUBSCRIBED AND SWORN to before me on this 19th day of June, 2006.

/s/ RHONDA HOWER Notary Public

EXHIBIT A

LIST OF LICENSED INTELLECTUAL PROPERTY

1.
All software, information, documents and data stored in Parkman's office desktop, home desktop and laptop computers, copies of which are also stored on the portable disk drive delivered to the Company pursuant to Section 5(b)(ii).

2.
All files, materials and information relating to Parkman's past and continuing service in connection with ESSF and the Company's services to Halliburton Company.

3.
Pikes Peak Discussion materials, August 31, 2005.

4.
Common Stock Comparison, June 9, 2006.

5.
Generic New Business Presentation dated 2001.

6.
USX New Business Presentation dated April 14, 2005.

7.
Sentient Jet Reconciliation Log dated May 2006.

EXHIBIT B

Proprietary and Confidential Information and Company Intellectual Property

As used on this Exhibit B, references to the "Company" mean Petrie Parkman & Co., Inc. and each of its subsidiaries.

A.    Subject to Section C of this Exhibit B, the following item in this Section A shall be deemed to be Licensed Intellectual Property under the Separation and Release Agreement and shall be subject to the provisions of the Separation and Release Agreement relating thereto (e.g, for avoidance of doubt, the parties agree that such Licensed Intellectual Property may be used by Parkman and the Permitted Sub-licensees, but only in accordance with the provisions of Section 5(b)(ii) relating to the Licensed Intellectual Property):

        1.     The Company's software, and other files or programs in digital or other electronic form, containing the Company's analytic and other evaluation models.

B.    Subject to Section C of this Exhibit B, the following items in this Section B shall be deemed to be Proprietary and Confidential Information and/or Company Intellectual Property, as the case may be, under the Separation and Release Agreement and shall be subject to the provisions of the Separation and Release Agreement relating thereto:

        1.     The Company's software, and other files or programs in digital or other form, containing the Company's transaction database and other databases containing non-public information.

        2.     Subject to items B.15 and C.4 below, all corporate and financial books and records of the Company, including all minutes and other documents relating to meetings of the board of directors and the shareholders of the Company.

        3.     All records and data relating to any past or present employees of the Company, including, without limitation, any information relating to the compensation of such employees.

        4.     All engagement letters with past or present clients of the Company.

        5.     The financial statements of the Company, all accounting work papers and other reports concerning the business of the Company, including financial performance reports, and all tax returns and tax records and other information and documentation relating to the Company's tax planning and tax preparation to the extent it relates specifically to the Company (i.e., information relating specifically to the Company's use of any tax planning device or strategy shall constitute Proprietary and Confidential Information, but the tax planning device or strategy itself shall not constitute either Proprietary and Confidential Information or Company Intellectual Property).

        6.     All information and documentation relating to the Company's accounting practices.

        7.     All information and documentation relating to the Company itself (as opposed, for example, to its clients, past clients, prospective clients, etc.) shared between the Company and its past or present attorneys, accountants or other advisors.

        8.     All information and documentation relating to any past or currently pending litigation matters, or any threatened litigation matters known to Parkman, or other similar disputes involving the Company, or any of its officers, directors or employees.

        9.     All information and documentation between the Company and any federal, state and local governmental bodies, including, without limitation, any information or documentation relating to any past or present investigations or proceedings by any such governmental bodies.

        10.   All agreements to which the Company is a party.

        11.   All information and documentation relating to any strategic plans of the Company to effect any reorganization, business combination, restructuring, joint venture or other strategic transaction involving the Company, including, without limitation, an initial public offering.

        12.   All information and documentation relating to fees charged by the Company to current or former clients, including all invoices and billing systems.

        13.   All rights in and to the Company Names and logos.

        14.   All information contained on the Company's internet web site not generally accessible without having a subscription therefor.

        15.   All confidential information made available to Parkman in his capacity as a director of the Company; provided, that Parkman may, to the extent appropriate in connection with his duties as a director, retain copies of any such information to document his compliance with the discharge of his duty of care and other duties to the Company while serving as a director.

C.    For purposes of clarifying the matters set forth on this Exhibit B, the parties further agree as follows:

        1.     The Proprietary and Confidential Information and/or the Company Intellectual Property, as the case may be, do not include (x) information and data available to the public (as, for example, materials included in any proxy statement or other filing with the Securities and Exchange Commission or other regulatory body, and published information that is publicly available) or (y) information provided by the Company to third parties without any indication of proprietary or confidential status (as, for example, power point or similar presentations to business groups or prospective clients); provided, that any such information described in clause (y) that (i) was prepared by the Company, (ii) is currently marked with the Company Name or logo and (iii) is used without material change or modification shall be properly and clearly identified as being prepared by the Company in the event it is used by Parkman.

        2.     Parkman acknowledges and confirms that he is in possession of non-public information regarding current and former clients of the Company and certain potential clients known to him (the "Client Information"). Parkman confirms that he will continue to observe all obligations of confidentiality owing to the applicable client, former client or potential client with regard to the Client Information.

        3.     As to many of the items of information and data referred to in sub-parts A and B of this Exhibit B, Parkman has extensive knowledge of the matters related to such information. Accordingly, subject to the Restrictive Covenants set forth in Section 5(c) of the Separation Agreement and Release regarding Parkman's activities during the Restricted Period and provided that there shall be no violation of his obligations with respect to Client Information as described in Section C.2 of this Exhibit B:

          (a)   Parkman may prepare and utilize "deal sheets" setting forth his business experience, including his experience acquired during his period of employment by the Company;

          (b)   Parkman has knowledge of the terms of energy-related transactions, investment banking advisory services and valuations related to such transactions and customary compensation for providing such services; and, subject to Section C.2 of this Exhibit B to the extent applicable, such knowledge may be used by him without restriction after the Restricted Period; and

          (c)   Parkman may continue, and benefit from, his relationships with clients, former clients or potential clients of the Company and his relationships, while not necessarily exclusive to Parkman, are not proprietary to the Company.

        4.     All information received by Parkman in his capacity as a shareholder of the Company (including K-1 reports and supporting schedules and other information provided to shareholders) may be retained by Parkman and used for any proper purpose relating to his status as a shareholder of the Company.

        5.     All materials to which Parkman is entitled under applicable law (including applicable securities laws and HIPPA) may be retained or obtained in the future from the Company by Parkman and used for any lawful purpose.

        6.     The Company recognizes that, pursuant to Section 5(c)(v) of this Separation Agreement, Parkman may compete with the Company after the expiration of the Restricted Period subject to the otherwise applicable provisions of this Separation Agreement and that Parkman has personal knowledge on which he may rely in conducting any future business enterprise. The Company covenants with Parkman that it will apply its rights in respect of the Proprietary and Confidential Information and the Company Intellectual Property in good faith and that it does not intend to assert such rights as a pretext to hinder or impede Parkman's efforts to compete against the Company after the expiration of the Restricted Period as permitted in accordance with Section 5(c)(v) and the other applicable provisions of this Separation Agreement.

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SEPARATION AND RELEASE AGREEMENT